Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement and in the related prospectus of Apple REIT Six, Inc., as listed below, of our reports dated March 3, 2008, with respect to the consolidated financial statements and schedule of Apple REIT Six, Inc., and the effectiveness of internal control over financial reporting of Apple REIT Six, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

Registration Statement No.	Description
333-131726	Form S-3D, pertaining to the Company’s Dividend Reinvestment and Share Purchase Plan

/s/ ERNST & YOUNG LLP

Richmond, Virginia

March 3, 2008